    As filed with the Securities and Exchange Commission on January 17, 2002
                                                      REGISTRATION NO. 333-74286


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                          ---------------------------

     TEPPCO PARTNERS, L.P.                                     DELAWARE                         76-0291058
     TE PRODUCTS PIPELINE COMPANY,                             DELAWARE                         76-0329620
           LIMITED PARTNERSHIP
     TCTM, L.P.                                                DELAWARE                         76-0595522
     TEPPCO MIDSTREAM COMPANIES, L.P.                          DELAWARE                         76-0692243
     JONAH GAS GATHERING COMPANY                                WYOMING                         83-0317360
  (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS     (STATE OR OTHER JURISDICTION OF          (I.R.S. EMPLOYER
                    CHARTER)                        INCORPORATION OR ORGANIZATION)          IDENTIFICATION NO.)


                               2929 ALLEN PARKWAY
                                  P.O. BOX 2521
                            HOUSTON, TEXAS 77252-2521
                                 (713) 759-3636
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                          ---------------------------

                                  JAMES C. RUTH
                               2929 ALLEN PARKWAY
                                  P.O. BOX 2521
                            HOUSTON, TEXAS 77252-2521
                                 (713) 759-3636
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                          ---------------------------

                                   COPIES TO:

                             VINSON & ELKINS L.L.P.
                         1001 FANNIN STREET, SUITE 3600
                              HOUSTON, TEXAS 77002
                                 (713) 758-2222
                           ATTENTION: JAMES M. PRINCE

                          ---------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective, as determined by market conditions.

                          ---------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]



         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]



         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                -----------------

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================================
Title of each class of securities to be      Proposed Maximum Aggregate Offering
              registered                                  Price(1)                   Amount of registration fee (2)(3)
--------------------------------------------------------------------------------------------------------------------------
Limited Partnership Units(4)
--------------------------------------------------------------------------------------------------------------------------
Debt Securities(4) (5)
--------------------------------------------------------------------------------------------------------------------------
Guarantees of Debt Securities(4)(6)
--------------------------------------------------------------------------------------------------------------------------
Total                                                   $500,000,000                          $4,600
==========================================================================================================================


(1) Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offering price per security.


(2) Pursuant to Rule 429 under the Securities Act of 1933, as amended, this registration statement contains a combined prospectus that also relates to $600,000,000 of securities of TEPPCO Partners, L.P. previously registered on Form S-3, Registration No. 333-66102, originally filed on July 27, 2001, of which $411,625,000 remains unissued and unsold and for which a registration fee in the amount of $37,869 is being carried forward. The maximum aggregate offering price of securities covered by this combined prospectus is $500,000,000. Without limitation as to the class of securities, securities of the classes listed in the above table may be offered pursuant to this combined prospectus at a maximum aggregate offering price of $500,000,000. The amount of the fee paid herewith has been calculated after giving effect to the amount of securities being carried forward from the prior registration statement.


(3) $9,172 was previously paid in connection with the initial filing of this registration statement. As a result of the recent retroactive reduction in filing fee rate, a refund of $5,641 in filing fee is due to the registrants.


(4) An indeterminate principal amount or number of limited partner units, debt securities and guarantees of debt securities may be issued from time to time at indeterminate prices, with an aggregate offering price not to exceed $500,000,000.


(5) If any debt securities are issued at an original issue discount, then the offering price of those debt securities shall be in an amount that will result in an aggregate initial offering price not to exceed $500,000,000, less the dollar amount of any registered securities previously issued.


(6) TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. and Jonah Gas Gathering Company will fully, irrevocably and unconditionally guarantee on an unsecured basis the debt securities of TEPPCO Partners, L.P. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees of the debt securities being registered.

         PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT CONTAINS A COMBINED PROSPECTUS THAT ALSO RELATES TO $600,000,000 OF TEPPCO PARTNERS, L.P. SECURITIES PREVIOUSLY REGISTERED ON REGISTRATION STATEMENT NO. 333-66102 WHICH WAS DECLARED EFFECTIVE ON AUGUST 9, 2001 (THE "PREVIOUSLY REGISTERED SECURITIES"). UPON EFFECTIVENESS, THIS REGISTRATION STATEMENT WILL CONSTITUTE POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-66102 PURSUANT TO WHICH THE TOTAL AMOUNT OF UNSOLD PREVIOUSLY REGISTERED SECURITIES REGISTERED ON REGISTRATION STATEMENT NO. 333-66102 MAY BE OFFERED AND SOLD TOGETHER WITH THE SECURITIES REGISTERED HEREUNDER THROUGH THE USE OF THE COMBINED PROSPECTUS INCLUDED HEREIN. IN THE EVENT SUCH PREVIOUSLY REGISTERED SECURITIES ARE OFFERED AND SOLD PRIOR TO THE

EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THE AMOUNT OF SUCH PREVIOUSLY REGISTERED SECURITIES SO SOLD WILL NOT BE INCLUDED IN THE PROSPECTUS HEREUNDER.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT THAT CONTAINS THIS PROSPECTUS AND THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THOSE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED JANUARY 17, 2002


PROSPECTUS



                              TEPPCO PARTNERS, L.P.

                            LIMITED PARTNERSHIP UNITS

                                 DEBT SECURITIES

                                  ------------

           GUARANTEES OF DEBT SECURITIES OF TEPPCO PARTNERS, L.P. BY:

                TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP

                                   TCTM, L.P.

                        TEPPCO MIDSTREAM COMPANIES, L.P.

                           JONAH GAS GATHERING COMPANY

                                  ------------

         We, TEPPCO Partners, L.P., may from time to time offer and sell limited partnership units and debt securities which may be fully and unconditionally guaranteed by our subsidiaries, TE Products Pipeline Company, Limited Partnership, TCTM, L.P., TEPPCO Midstream Companies, L.P. and Jonah Gas Gathering Company. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

         The New York Stock Exchange has listed our limited partnership units under the symbol "TPP."

         Our address is 2929 Allen Parkway, P.O. Box 2521, Houston, Texas 77252-2521, and our telephone number is (713) 759-3636.


         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 2 OF THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.


                                  ------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this prospectus is           , 2001

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS.............................................................................................1
ABOUT TEPPCO PARTNERS.............................................................................................1
THE SUBSIDIARY GUARANTORS.........................................................................................1
RISK FACTORS......................................................................................................2
   Risks Inherent in our Business.................................................................................2
   Risks Relating to our Partnership Structure....................................................................5
   Tax Risks to Unitholders.......................................................................................7
WHERE YOU CAN FIND MORE INFORMATION...............................................................................9
FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS..................................................................11
TEPPCO PARTNERS..................................................................................................12
USE OF PROCEEDS..................................................................................................13
RATIO OF EARNINGS TO FIXED CHARGES...............................................................................13
DESCRIPTION OF DEBT SECURITIES...................................................................................13
   General.......................................................................................................13
   The Subsidiary Guarantees.....................................................................................15
   Covenants.....................................................................................................16
   Events of Default, Remedies and Notice........................................................................16
   Amendments and Waivers........................................................................................18
   Defeasance....................................................................................................19
   No Personal Liability of General Partner......................................................................20
   Subordination.................................................................................................21
   Book Entry, Delivery and Form.................................................................................22
   The Trustee...................................................................................................23
   Governing Law.................................................................................................24
CASH DISTRIBUTIONS...............................................................................................24
   General.......................................................................................................24
   Quarterly Distributions of Available Cash.....................................................................25
   Adjustment of the Target Distributions........................................................................26
   Distributions of Cash Upon Liquidation........................................................................26
   Defined Terms.................................................................................................28
TAX CONSIDERATIONS...............................................................................................31
   Partnership Status............................................................................................31
   Limited Partner Status........................................................................................33
   Tax Consequences of Unit Ownership............................................................................34
   Treatment of Operations.......................................................................................38
   Disposition of Limited Partnership Units......................................................................39
   Uniformity of Units...........................................................................................40
   Tax-Exempt Organizations and Other Investors..................................................................41
   Administrative Matters........................................................................................42
   State, Local and Other Tax Considerations.....................................................................44
   Tax Consequences of Ownership of Debt Securities..............................................................44
INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS.......................................................................44
PLAN OF DISTRIBUTION.............................................................................................45
LEGAL............................................................................................................46
EXPERTS..........................................................................................................46

                                 ---------------

         You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to give you different information. We are not offering these securities in any state where they do not permit the offer. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.




                                       (i)

                              ABOUT THIS PROSPECTUS


         This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may sell up to $500 million in principal amount of the limited partnership units or debt securities described in this prospectus in one or more offerings. This prospectus generally describes us and the limited partnership units and debt securities. Each time we sell limited partnership units or debt securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information in this prospectus. The information in this prospectus is accurate as of January 17, 2002. You should carefully read both this prospectus and any prospectus supplement and the additional information described under the heading "Where You Can Find More Information."




                              ABOUT TEPPCO PARTNERS

         We are one of the largest publicly traded limited partnerships engaged in the transportation of refined products, liquefied petroleum gases and petrochemicals, the transportation and marketing of crude oil and natural gas liquids and the gathering of natural gas. Texas Eastern Products Pipeline Company, LLC (formerly Texas Eastern Products Pipeline Company and referred to in this prospectus as TEPPCO LLC) serves as our general partner and is an indirect wholly owned subsidiary of Duke Energy Field Services, LLC, which is owned 70% by Duke Energy Corporation and 30% by Phillips Petroleum Company. Please see the organization chart on page 12 for a more detailed description of our organizational structure.


         As used in this prospectus, "we," "us," "our" and "TEPPCO Partners" mean TEPPCO Partners, L.P. and, where the context requires, include our subsidiary operating partnerships.

                            THE SUBSIDIARY GUARANTORS

         TE Products Pipeline Company, Limited Partnership, TCTM L.P., TEPPCO Midstream Companies, L.P. and Jonah Gas Gathering Company are our only "significant subsidiaries" as defined by the rules and regulations of the SEC, as of the date of this prospectus. The general partner of TE Products, TCTM and TEPPCO Midstream is TEPPCO GP, Inc., which is wholly owned by us. TEPPCO GP owns a .001% general partner interest in each of TE Products, TCTM and TEPPCO Midstream. Jonah is a Wyoming general partnership. TEPPCO Midstream owns a 99.999% general partner interest in Jonah and TEPPCO GP owns a 0.001% general partner interest and serves as its managing general partner. We sometimes refer to TE Products, TCTM, TEPPCO Midstream and Jonah in this prospectus as the "Subsidiary Guarantors." The Subsidiary Guarantors may jointly and severally and unconditionally guarantee our payment obligations under any series of debt securities offered by this prospectus, as set forth in a related prospectus supplement.

                                  RISK FACTORS


         Before you invest in our securities, you should be aware that there are risks associated with such an investment. You should consider carefully these risk factors together with all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this document before purchasing our securities.


         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that event, we may be unable to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, the trading price of our limited partnership units could decline, or you may lose all of your investment.

RISKS INHERENT IN OUR BUSINESS

Potential future acquisitions and expansions, if any, may affect our business by substantially increasing the level of our indebtedness and contingent liabilities and increasing our risks of being unable to effectively integrate these new operations.

         From time to time, we evaluate and acquire assets and businesses that we believe complement our existing assets and businesses. Acquisitions may require substantial capital or the incurrence of substantial indebtedness. If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

         Acquisitions and business expansions involve numerous risks, including difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and new geographic areas and the diversion of management's attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities associated with the acquired business for which we have no recourse under applicable indemnification provisions.

Expanding our natural gas gathering business by constructing new pipelines and compression facilities subjects us to construction risks and risks that natural gas supplies will not be available upon completion of the new pipelines.

         We may expand the capacity of our existing natural gas gathering system through the construction of additional facilities. The construction of gathering facilities requires the expenditure of significant amounts of capital, which may exceed our estimates. Generally, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. As a result, there is the risk that new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our financial position or results of operations.

Our tariff rates are subject to review and possible adjustment by federal regulators.

         The Federal Energy Regulatory Commission, pursuant to the Interstate Commerce Act, regulates the tariff rates for our interstate common carrier pipeline operations. To be lawful under that Act, tariff rates must be just and reasonable and not unduly discriminatory. Shippers may protest, and the FERC may investigate, the lawfulness of new or changed tariff rates. The FERC can suspend those tariff rates for up to seven months. It can also require refunds of amounts collected under rates ultimately found unlawful. The FERC may also challenge tariff rates that have become final and effective. Because of the complexity of rate making, the lawfulness of any rate is never assured.


         The FERC uses prescribed rate methodologies for approving regulated tariff rates for transporting crude oil and refined products. These methodologies may limit our ability to set rates based on our actual costs or may delay the use of rates reflecting increased costs. Changes in the FERC's approved methodology for approving rates could adversely affect us. Adverse decisions by the FERC in approving our regulated rates could adversely affect our cash flow. Additional challenges to our tariff rates could be filed with the FERC.



         While the FERC does not directly regulate our natural gas gathering operations, federal regulation, directly or indirectly, influences the parties that gather natural gas on our recently acquired Jonah gas gathering system. As an intrastate natural gas gathering system and not an interstate transmission pipeline, the Jonah system generally is exempt from FERC regulation under the Natural Gas Act of 1938, but FERC regulation still significantly affects our natural gas gathering business. In recent years, FERC has pursued pro-competition policies in its regulation of interstate natural gas pipelines. However, if the FERC does not continue this approach as it considers proposals by natural gas pipelines to allow negotiated rates not limited by rate ceilings, pipeline rate case proposals and revisions to rules and policies that may affect our shippers' rights of access to interstate natural gas transportation capacity, it could have an adverse effect on the rates we are able to charge in the future.



Our partnership status may be a disadvantage to us in calculating cost of service for rate-making purposes.



         In a 1995 decision involving an unrelated oil pipeline limited partnership, the FERC partially disallowed the inclusion of income taxes in that partnership's cost of service. In another FERC proceeding involving a different oil pipeline limited partnership, the FERC held that the oil pipeline limited partnership may not claim an income tax allowance for income attributable to non-corporate limited partners, both individuals and other entities. Because corporations are taxpaying entities, income taxes are generally allowed to be included as a corporate cost-of-service. While we presently do not use the cost-of-service methodology to support our rates, these decisions might adversely affect us should we elect in the future to use the cost-of-service methodology or should we be required to use that methodology to defend our rates if challenged by our customers. This could put the Partnership at a competitive disadvantage.


Competition could adversely affect our operating results.

         Our refined products and LPGs transportation business competes with other pipelines in the areas where we deliver products. We also compete with trucks, barges and railroads in some of the areas we serve. Competitive pressures may adversely affect our tariff rates or volumes shipped. The crude oil gathering and marketing business is characterized by thin margins and intense competition for supplies of lease crude oil. A decline in domestic crude oil production has intensified competition among gatherers and marketers. Our crude oil transportation business competes with common carriers and proprietary pipelines owned and operated by major oil companies, large independent pipeline companies and other companies in the areas where our pipeline systems deliver crude oil and natural gas liquids.

         New supplies of natural gas are necessary to offset natural declines in production from wells connected to our gathering system and to increase throughput volume, and we encounter competition in obtaining contracts to gather natural gas supplies. Competition in natural gas gathering is based in large part on reputation, efficiency, reliability, gathering system capacity and price arrangements. Our key competitors in the gas gathering segment include independent gas gatherers and major integrated energy companies. Alternate gathering facilities are available to producers we serve, and those producers may also elect to construct proprietary gas gathering systems. If the production delivered to our gathering system declines, our revenues from such operations will decline.


We face credit risks in our businesses.



         Risks of nonpayment and nonperformance by customers are a major consideration in our businesses. Our credit procedures and policies may not be adequate to eliminate customer credit risk. The recent bankruptcy of Enron Corporation and certain of its subsidiaries has made collection by the Partnership of transportation fees of approximately $4.3 million, or approximately $0.09 per limited partner and Class B Units, doubtful.


Our crude oil marketing business involves risks relating to product prices.


         Our crude oil operations subject us to pricing risks as we buy and sell crude oil for delivery on our crude oil pipelines or enter into future delivery obligations with respect to futures contracts on the New York Mercantile

Exchange. These pricing and basis risks cannot be completely hedged or eliminated. These are the risks that price relationships between delivery points, classes of products or delivery periods will change from time to time.


Reduced demand could affect shipments on the pipelines.


         Our products pipeline business depends in large part on the demand for refined petroleum products in the markets served by our pipelines. Reductions in that demand adversely affect our pipeline business. Market demand varies based upon the different end uses of the refined products we ship. Demand for gasoline, which has in recent years accounted for approximately one-half of our refined products transportation revenues, depends upon price, prevailing economic conditions and demographic changes in the markets we serve. Weather conditions, government policy and crop prices affect the demand for refined products used in agricultural operations. Demand for jet fuel, which has in recent years accounted for almost one-quarter of our refined products revenues, depends on prevailing economic conditions and military usage. Propane deliveries are generally sensitive to the weather and meaningful year-to-year variances have occurred and will likely continue to occur.


Our gathering system profits and cash flow depend on the volumes of natural gas produced from the fields served by our gathering systems and are subject to factors beyond our control.

         Regional production levels drive the volume of natural gas gathered on our system. We cannot influence or control the operation or development of the gas fields we serve. Production levels may be affected by:

         o the absolute price of, volatility in the price of, and market demand for natural gas;

         o changes in laws and regulations, particularly with regard to taxes, denial of reduced well density spacing, safety and protection of the environment;

         o        the depletion rates of existing wells;

         o        adverse weather and other natural phenomena;

         o        the availability of drilling and service rigs; and

         o industry changes, including the effect of consolidations or divestitures.

Any declines in the volumes of natural gas delivered for gathering on our system will adversely affect our revenues and could, if sustained or pronounced, materially adversely affect our financial position or results of operation.




Our operations are subject to governmental laws and regulations relating to the protection of the environment which may expose us to significant costs and liabilities.


         The risk of substantial environmental costs and liabilities is inherent in pipeline and terminaling operations and we may incur substantial environmental costs and liabilities. Our operations are subject to federal, state and local laws and regulations relating to protection of the environment. We currently own or lease, and have owned or leased, many properties that have been used for many years to terminal or store crude oil, petroleum products or other chemicals. Owners, tenants or users of these properties have disposed of or released hydrocarbons or solid wastes on or under them. Additionally, some sites we operate are located near current or former refining and terminaling operations. There is a risk that contamination has migrated from those sites to ours. Increasingly strict environmental laws, regulations and enforcement policies and claims for damages and other similar developments could result in substantial costs and liabilities.



         Many of our operations and activities are subject to significant federal and state environmental laws and regulations. These include, for example, the federal Clean Air Act and analogous state laws, which impose obligations related to air emissions and the Federal Water Pollution Control Act, commonly referred to as the Clean Water Act, and analogous state laws, which regulate discharge of wastewaters from our facilities to state and federal waters. In addition, our operations are also subject to the federal Comprehensive Environmental Response,

Compensation, and liability Act, also known as CERCLA or the Superfund law, the Resource Conservation and Recovery Act, also known as RCRA, and analogous state laws in connection with the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent wastes for disposal. Various governmental authorities including the U.S. Environmental Protection Agency have the power to enforce compliance with these regulations and the permits issued under them, and violators are subject to administrative, civil and criminal penalties, including civil fines, injunctions or both. Liability may be incurred without regard to fault under CERCLA, RCRA, and analogous state laws for the remediation of contaminated areas. Private parties, including the owners of properties through which our pipeline systems pass, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of the products we gather or transport, air emissions related to our operations, historical industry operations, waste disposal practices and the prior use of flow meters containing mercury, some of which may be material. In addition, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary, some of which may be material. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage in the event an environmental claim is made against us. Our business may be adversely affected by increased costs due to stricter pollution control requirements or liabilities resulting from non-compliance with required operating or other regulatory permits. New environmental regulations might adversely affect our products and activities, including processing, storage and transportation, as well as waste management and air emissions. Federal and state agencies also could impose additional safety requirements, any of which could affect our profitability.



Terrorist attacks aimed at our facilities could adversely affect our business.



         On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scale. Since the September 11 attacks, the United States government has issued warnings that energy assets, specifically our nation's pipeline infrastructure, may be the future target of terrorist organizations. These developments have subjected our operations to increased risks. Any future terrorist attack on our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.


Our business involves many hazards and operational risks, some of which may not be covered by insurance.


         Our operations are subject to the many hazards inherent in the transportation of refined petroleum products, liquefied petroleum gases and petrochemicals, the transportation of crude oil and the gathering, compressing, treating and processing of natural gas and natural gas liquids and in the storage of residue gas, including ruptures, leaks and fires. These risks could result in substantial losses due to personal injury or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. We are not fully insured against all risks incident to our business. Most significantly, we are not insured against the loss of revenues caused by interruption of business in the event of a loss of, or damage to, our facilities. If a significant accident or event occurs that is not fully insured, it could adversely affect our financial position or results of operations.


RISKS RELATING TO OUR PARTNERSHIP STRUCTURE

We are a holding company and depend entirely on our operating subsidiaries' distributions to service our debt obligations.

         We are a holding company with no material operations. If we cannot receive cash distributions from our operating subsidiaries, we will not be able to meet our debt service obligations. Our operating subsidiaries may from time to time incur additional indebtedness under agreements that contain restrictions which could further limit each operating subsidiary's ability to make distributions to us.


         The debt securities issued by the parent partnership and the guarantees issued by the subsidiary guarantors will be structurally subordinated to the claims of the creditors of our operating subsidiaries who are not guarantors of the debt securities. Holders of the debt securities will not be creditors of our operating partnerships who have not guaranteed the debt securities. The claims to the assets of such non-guarantor operating subsidiaries derive from our own partnership interests in those operating subsidiaries. Claims of our non-guarantor operating subsidiaries' creditors will generally have priority as to the assets of such operating subsidiaries over our own partnership interest claims and will therefore have priority over the holders of our debt, including the debt securities. Our non-guarantor operating subsidiaries' creditors may include:


         o        general creditors,

         o        trade creditors,

         o        secured creditors,

         o        taxing authorities, and

         o        creditors holding guarantees.





         While our non-guarantor operating subsidiaries currently have no indebtedness for borrowed money, such subsidiaries are not restricted from incurring indebtedness and may do so in the future. Any debt securities will be structurally subordinated to any such indebtedness.


We may sell additional limited partnership interests, diluting existing interests of unitholders.

         Our partnership agreement allows us to issue additional limited partnership units and other equity securities without unitholder approval. These may be issued to raise cash or acquire additional assets or for other partnership purposes. There is no limit on the total number of limited partnership units and other equity securities we may issue. When we issue additional limited partnership units or other equity securities, the proportionate partnership interest of our existing unitholders will decrease. The issuance could negatively affect the amount of cash distributed to unitholders and the market price of limited partnership units. Issuance of additional limited partnership units will also diminish the relative voting strength of the previously outstanding limited partnership units.

Our general partner and its affiliates may have conflicts with our partnership.

         The directors and officers of our general partner and its affiliates have duties to manage the general partner in a manner that is beneficial to its stockholders. At the same time, the general partner has duties to manage us in a manner that is beneficial to us. Therefore, the general partner's duties to us may conflict with the duties of its officers and directors to its stockholders.

         Such conflicts may include, among others, the following:

         o decisions of our general partner regarding the amount and timing of cash expenditures, borrowings and issuances of additional limited partnership units or other securities can affect the amount of incentive compensation payments we make to our general partner;

         o under our partnership agreement we reimburse the general partner for the costs of managing and operating us; and

         o under our partnership agreement, it is not a breach of our general partner's fiduciary duties for affiliates of our general partner to engage in activities that compete with us.


         We may acquire additional businesses or properties directly or indirectly for the issuance of additional units. At our current level of cash distributions, our general partner receives as incentive distributions approximately 50% of any incremental increase in our distributions. As a result, acquisitions funded though the issuance of units have in the past and may in the future benefit our general partner more than our unitholders.

Unitholders have limited voting rights and control of management.

         Our general partner manages and controls our activities and the activities of our operating partnerships. Unitholders have no right to elect the general partner or the directors of the general partner on an annual or other ongoing basis. However, if the general partner resigns or is removed, its successor may be elected by holders of a majority of the limited partnership units. Unitholders may remove the general partner only by a vote of the holders of at least 80% of the limited partnership units and only after receiving state regulatory approvals required for the transfer of control of a public utility. As a result, unitholders will have limited influence on matters affecting our operations, and third parties may find it difficult to gain control of us or influence our actions.

Our partnership agreement limits the liability of our general partner.

         Our general partner owes duties of loyalty and care to the unitholders. Provisions of our partnership agreement and the partnership agreements for each of the operating partnerships, however, contain language limiting the liability of the general partner to the unitholders for actions or omissions taken in good faith. In addition, the partnership agreements grant broad rights of indemnification to the general partner and its directors, officers, employees and affiliates for acts taken in good faith in a manner believed to be in or not opposed to our best interests.


Unitholders may not have limited liability if a court finds that we have not complied with the applicable statutes or that unitholder action constitutes control of our business.



         The limitations on the liability of holders of limited partner interests for the obligations of a limited partnership have not been clearly established in some states. A unitholder could be held liable in some circumstances for our obligations to the same extent as a general partner if a court determined that:



         o we had been conducting business in any state without compliance with the applicable limited partnership statute; or



         o the right or the exercise of the right by our unitholders as a group to remove or replace our general partner, to approve some amendments to the partnership agreement, or to take other action under our partnership agreement constituted participation in the "control" of our business.



         Our general partner generally has unlimited liability for the obligations of the partnership, such as its debts and environmental liabilities, except for those contractual obligations of the partnership that are expressly made without recourse to our general partner.


TAX RISKS TO UNITHOLDERS

         You should read "Tax Considerations" for a more complete discussion of the following federal income tax risks related to owning and disposing of limited partnership units.

The IRS could treat us as a corporation for tax purposes, which would substantially reduce the cash available for distribution to you.


         The anticipated after-tax benefit of an investment in the limited partnership units depends largely on our being treated as a partnership for federal income tax purposes. Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution and the target distribution levels will be decreased to reflect that impact on us. We have not requested, and do not plan to request, a ruling from the IRS on this or any other matter affecting us.



         If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%. Distributions to you would generally be taxed again to you as corporate distributions, and no income, gains, losses or deductions would flow through to you. Because a tax would be imposed upon us as a corporation, the cash available for distribution to you would be substantially reduced. Treatment of us as a corporation would result in a material reduction in the after-tax return to the unitholders, likely causing a substantial reduction in the value of the limited partnership units. Current law may change so as to cause us to be taxed as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation.


A successful IRS contest of the federal income tax positions we take may adversely impact the market for limited partnership units.

         We have not requested a ruling from the IRS with respect to any matter affecting us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain our counsel's conclusions or the positions we take. A court may not concur with our counsel's conclusions or the positions we take. Any contest with the IRS may materially and adversely impact the market for limited partnership units and the price at which they trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will be borne by us and directly or indirectly by the unitholders and the general partner.

You may be required to pay taxes even if you do not receive any cash distributions.

         You will be required to pay federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you do not receive any cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from your share of our taxable income.

Tax gain or loss on disposition of limited partnership units could be different than expected.

         If you sell your limited partnership units, you will recognize gain or loss equal to the difference between the amount realized and your tax basis in those limited partnership units. Prior distributions in excess of the total net taxable income you were allocated for a limited partnership unit, which decreased your tax basis in that limited partnership unit, will, in effect, become taxable income to you if the limited partnership unit is sold at a price greater than your tax basis in that limited partnership unit, even if the price you receive is less than your original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income to you. Should the IRS successfully contest some positions we take, you could recognize more gain on the sale of units than would be the case under those positions, without the benefit of decreased income in prior years. Also, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale.

If you are a tax-exempt entity, regulated investment company or mutual fund or you are not an individual residing in the United States, you may have adverse tax consequences from owning limited partnership units.

         Investment in limited partnership units by tax-exempt entities, regulated investment companies or mutual funds and foreign persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Very little of our income will be qualifying income to a regulated investment company or mutual fund. Distributions to foreign persons will be reduced by withholding taxes, currently at the rate of 38.6%, and foreign persons will be required to file federal income tax returns and pay tax on their share of our taxable income.

We have registered as a tax shelter. This may increase the risk of an IRS audit of us or a unitholder.

         We have registered with the IRS as a "tax shelter." The IRS requires that some types of entities, including some partnerships, register as "tax shelters" in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profits interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments in our unitholders' tax returns and may lead to audits of unitholders' tax returns and adjustments of items unrelated to us. You will bear the cost of any expense incurred in connection with an examination of your personal tax return.

We will treat each purchaser of units after the initial sale of any units pursuant to this prospectus as having the same tax benefits without regard to the units purchased. The IRS may challenge this treatment, which could adversely affect the value of the units.


         Because we cannot match transferors and transferees of limited partnership units, we will adopt depreciation and amortization positions that do not conform with all aspects of final Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from your sale of limited partnership units and could have a negative impact on the value of the limited partnership units or result in audit adjustments to your tax returns. Please read "Tax Considerations -- Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we adopt.

You will likely be subject to state and local taxes in states where you do not live as a result of an investment in the units.


         In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property and in which you do not reside. You may be required to file state and local income tax returns and pay state and local income taxes in many or all of the jurisdictions in which we do business. Please read "Tax Considerations - State, Local and Other Tax Considerations" for a discussion of the jurisdictions in which we do business or own property and the jurisdictions in which you will likely be required to file tax returns. Further, you may be subject to penalties for failure to comply with those requirements. It is your responsibility to file all United States federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the limited partnership units.



                       WHERE YOU CAN FIND MORE INFORMATION



         TEPPCO Partners, L.P. and TE Products Pipeline Company, Limited Partnership file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their public reference room. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.



         The SEC allows TEPPCO Partners and TE Products to "incorporate by reference" the information they have filed with the SEC. This means that TEPPCO Partners and TE Products can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that TEPPCO Partners and TE Products file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. The documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 are incorporated by reference in this prospectus until the termination of this offering.



         TEPPCO Partners, L.P. (File No. 1-10403)



         o        Annual Report on Form 10-K for the fiscal year ended December
                  31, 2000.



         o Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.



         o Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001.



         o Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001.



         o        Current Report on Form 8-K filed January 24, 2001.

         o        Current Report on Form 8-K filed February 5, 2001.



         o        Current Report on Form 8-K filed April 23, 2001.



         o        Current Report on Form 8-K filed May 9, 2001.



         o        Current Report on Form 8-K filed July 27, 2001.



         o        Current Report on Form 8-K filed October 15, 2001.



         o        Amended Current Report on Form 8-K/A filed November 9, 2001.



         o        Amended Current Report on Form 8-K/A filed November 13, 2001.



         o        Current Report on Form 8-K filed November 19, 2001.



         o        Current Report on Form 8-K filed November 30, 2001.



         o        Current Report on Form 8-K filed January 14, 2002.



         o The description of the limited partnership units contained in the Registration Statement on Form 8-A (Registration No. 001 10403), initially filed December 6, 1989, and any subsequent amendment thereto filed for the purpose of updating such description.



         o The combined financial statements of ARCO Pipe Line Company's APL Business and the financial statements of Seaway Crude Pipeline Company included in TEPPCO Partners, L.P.'s Amended Current Report on Form 8-K/A filed on October 3, 2000.



         TE Products Pipeline Company, Limited Partnership (File No. 1-13603)



         o        Annual Report on Form 10-K for the fiscal year ended December
                  31, 2000.



         o Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.



         o Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001.



         o Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001.



         o        Current Report on Form 8-K filed July 27, 2001.



         You may request a copy of this filing, at no cost, by writing or calling us at the following address:



                  Investor Relations Department
                  TEPPCO Partners, L.P.
                  TE Products Pipeline Company, Limited Partnership 2929 Allen Parkway
                  P.O. Box 2521
                  Houston, Texas 77252-2521
                  (713) 759-3636

                 FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS



         This prospectus, any accompanying prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. The words "believe," "expect," "estimate" and "anticipate" and similar expressions identify forward-looking statements. Forward-looking statements include those that address activities, events or developments that we expect or anticipate will or may occur in the future. These include the following:



         o        the amount and nature of future capital expenditures,



         o        business strategy and measures to carry out strategy,



         o        competitive strengths,



         o        goals and plans,



         o        expansion and growth of our business and operations,



         o        references to intentions as to future matters and



         o        other similar matters.



         A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors set forth under the caption "Risk Factors" and other cautionary statements in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

                                 TEPPCO PARTNERS


         We are a publicly traded Delaware limited partnership engaged in the transportation of refined products, liquefied petroleum gases and petrochemicals, the transportation and marketing of crude oil and natural gas liquids and the gathering of natural gas. The following chart shows our organization and ownership structure as of the date of this prospectus before giving effect to this offering. Except in the following chart, the ownership percentages referred to in this prospectus reflect the approximate effective ownership interest in us and our subsidiary companies on a combined basis. Please read "The Subsidiary Guarantors" on page 1 for a more detailed description of our ownership of the Subsidiary Guarantors.




  -------------------------                                   ----------------------------
   Duke Energy Corporation                                     Phillips Petroleum Company
  -------------------------                                   ----------------------------
          |       |                                                     |
          |       |                                                     |
          |       |                                                     |
          |       |              ------------------------               |
          |       |--- 69.7% ---    Duke Energy Field      --- 30.3% ---|
          |                           Services, LLC
          |                      ------------------------
          |                                 |  100.0%
          |                                 |
          |                                 |
          |                      ------------------------
          |                       Texas Eastern Products
          |                              Pipeline
          |                            Company, LLC
          |                      ------------------------
14.2% LP  |                                 |  2.0% GP
          |                                 |
          |                                 |
          |                      ------------------------                    ---------------------   GP = General Partner Interest
          |--------------------    TEPPCO Partners, L.P.   --- 83.8% LP ---   Public Unit Holders    LP = Limited Partner Interest
                                 ------------------------                    ---------------------
                                      |     |
             |--------- 100% ---------|     |
             |                              |
  -------------------------                 |
       TEPPCO GP, Inc.                      |  99.999% LP
  -------------------------                 |
             |                              |
             |------- 0.001% GP ------|     |
                                      |     |
                                 ------------------------
                                  Operating Partnerships
                                 ------------------------


                                 USE OF PROCEEDS

         Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities to pay all or a portion of indebtedness outstanding at the time and to acquire properties as suitable opportunities arise.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                                                NINE
                                                                                                               MONTHS
                                                                                                                ENDED
                                                         TWELVE MONTHS ENDED DECEMBER 31,                   SEPTEMBER 30,
                                             ---------------------------------------------------------    ------------------
                                              1996        1997         1998        1999        2000             2001
                                             --------    --------     -------     -------     --------    ------------------
    Ratio of Earnings to Fixed Charges.....   2.59x       2.70x       2.72x       3.06x        2.10x            3.27x

         For purposes of calculating the ratio of earnings to fixed charges:

         o "fixed charges" represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

         o "earnings" represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

                         DESCRIPTION OF DEBT SECURITIES


         We will issue our debt securities under an Indenture, among us, as issuer, First Union National Bank, as Trustee, and the Subsidiary Guarantors. The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. We, the Trustee and the Subsidiary Guarantors may enter into supplements to the Indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate Indenture containing subordination provisions.



         This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the forms of Senior Indenture and Subordinated Indenture filed as exhibits to the registration statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an "Indenture" refer to the particular Indenture under which we issue a series of debt securities.


GENERAL


         THE DEBT SECURITIES



         Any series of debt securities that we issue:



         o        will be our general obligations;



         o will be general obligations of the Subsidiary Guarantors if they are guaranteed by the Subsidiary Guarantors; and



         o may be subordinated to our Senior Indebtedness and that of the Subsidiary Guarantors.

         The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.



         We will prepare a prospectus supplement and either an indenture supplement or a resolution of our Board of Directors and accompanying officers' certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:


         o        the form and title of the debt securities;

         o        the total principal amount of the debt securities;

         o        the date or dates on which the debt securities may be issued;

         o the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

         o any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

         o the dates on which the principal and premium, if any, of the debt securities will be payable;

         o the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

         o        any optional redemption provisions;

         o any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

         o whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantors;

         o whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

         o        any changes to or additional Events of Default or covenants;

         o the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

         o        any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

         The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

         o debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

         o debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

         o debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

         o variable rate debt securities that are exchangeable for fixed rate debt securities.

         At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

         Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in New York City, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.


         Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.



         The Subsidiary Guarantees



         Our payment obligations under any series of debt securities may be jointly and severally unconditionally guaranteed by the Subsidiary Guarantors. If a series of debt securities are so guaranteed, the Subsidiary Guarantors will execute a notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.



         The obligations of each Subsidiary Guarantor under its Guarantee will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the Guarantee constituting a fraudulent conveyance or fraudulent transfer under Federal or state law, after giving effect to:



         o all other contingent and fixed liabilities of the Subsidiary Guarantor; and



         o any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.



         The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:



         o automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in, or all or substantially all the assets of, the Subsidiary Guarantor;



         o automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or



         o following delivery of a written notice by us to the Trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money (or a guarantee of such debt), but only if the aggregate total consolidated assets of all our subsidiaries that are not Subsidiary Guarantors will not exceed 2% of our consolidated assets after giving effect to the proposed release.



         If a series of debt securities is guaranteed by the Subsidiary Guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the Subsidiary Guarantors will be subordinated to the Senior

Indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. See "--Subordination."

COVENANTS


         A series of debt securities may contain certain financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants.



EVENTS OF DEFAULT, REMEDIES AND NOTICE


         EVENTS OF DEFAULT


         Each of the following events will be an "Event of Default" under the Indenture with respect to a series of debt securities:



         o default in any payment of interest on any debt securities of that series when due that continues for 30 days;


         o default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

         o default in the payment of any sinking fund payment on any debt securities of that series when due;


         o failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, by a Subsidiary Guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;


         o certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, of the Subsidiary Guarantors; or


         o if the series of debt securities is guaranteed by the Subsidiary Guarantors:



                  o any of the guarantees by the Subsidiary Guarantors ceases to be in full force and effect, except as otherwise provided in the Indenture;



                  o any of the guarantees by the Subsidiary Guarantors is declared null and void in a judicial proceeding; or



                  o any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.



         EXERCISE OF REMEDIES



         If an Event of Default, other than an Event of Default described in the fourth bullet point above, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.



         A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by the Subsidiary Guarantors, the Subsidiary Guarantors, of the default and such default is not cured within 60 days after receipt of notice.

         If an Event of Default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.



         The holders of a majority in principal amount of the outstanding debt securities of a series may:



         o waive all past defaults, except with respect to nonpayment of principal, premium or interest; and



         o rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series,



         but only if:



         o rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and



         o all existing Events of Default have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.



         If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities, except to enforce the right to receive payment of principal, premium or interest when due, unless:


         o such holder has previously given the Trustee notice that an Event of Default is continuing;


         o holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;


         o such holders have offered the Trustee reasonable indemnity against any loss, liability or expense;

         o the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity; and

         o the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.


         The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:



         o        conflicts with law;



         o        is inconsistent with any provision of the Indenture;



         o the Trustee determines is unduly prejudicial to the rights of any other holder;



         o        would involve the Trustee in personal liability.

         NOTICE OF EVENT OF DEFAULT



         Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.



         If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.


AMENDMENTS AND WAIVERS




         We may amend the Indenture without the consent of any holder of debt securities to:


         o        cure any ambiguity, omission, defect or inconsistency;

         o convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

         o provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations or those of a Subsidiary Guarantor under the Indenture;

         o        add guarantees with respect to the debt securities;

         o change or eliminate any restriction on the payment of principal of, or premium, if any, on, any debt securities;

         o        secure the debt securities;

         o add covenants for the benefit of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

         o make any change that does not adversely affect the rights of any holder;

         o        add or appoint a successor or separate Trustee; or

         o comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the Indenture under the Trust Indenture Act.


         In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities then outstanding under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:



         o reduce the percentage in principal amount of debt securities whose holders must consent to an amendment;



         o reduce the rate of or extend the time for payment of interest on any debt securities;



         o reduce the principal of or extend the stated maturity of any debt securities;

         o reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may be redeemed under an optional redemption or any similar provision;



         o        make any debt securities payable in other than U.S. dollars;



         o impair the right of any holder to receive payment of premium, principal or interest with respect to such holder's debt securities on or after the applicable due date;



         o impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder's debt securities;



         o release any security that has been granted in respect of the debt securities;



         o make any change in the amendment provisions which require each holder's consent;



         o        make any change in the waiver provisions; or



         o release a Subsidiary Guarantor or modify such Subsidiary Guarantor's guarantee in any manner adverse to the holders.



         The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, we are required to mail to all holders a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.



         The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:



         o compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and



         o any past default under the Indenture, subject to certain rights of the Trustee under the Indenture;



except that such majority of holders may not waive a default:



         o        in the payment of principal, premium or interest; or



         o in respect of a provision that under the Indenture cannot be modified or amended without the consent of all holders of the series of debt securities that is affected.



DEFEASANCE



         At any time, we may terminate all our obligations under a series of debt securities and the Indenture, which we call a "legal defeasance." If we decide to make a legal defeasance, however, we may not terminate our obligations:



         o        relating to the defeasance trust;



         o        to register the transfer or exchange of the debt securities;



         o to replace mutilated, destroyed, lost or stolen debt securities; or

         o to maintain a registrar and paying agent in respect of the debt securities. If we exercise our legal defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.



         At any time we may also effect a "covenant defeasance," which means we have elected terminate our obligations under:



         o covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;



         o the bankruptcy provisions with respect to the Subsidiary Guarantors, if any; and



         o the guarantee provision described under "Events of Default" above with respect to a series of debt securities.



         We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to a Subsidiary Guarantor (if any)) or sixth bullet points under "-- Events of Default" above.



         In order to exercise either defeasance option, we must:



         o irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or maturity, as the case may be;



         o comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and



         o deliver to the Trustee of an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law.


NO PERSONAL LIABILITY OF GENERAL PARTNER


         Texas Eastern Products Pipeline Company, LLC, our general partner, and its directors, officers, employees, incorporators and stockholders, as such, will not be liable for:



         o any of our obligations or the obligations of the Subsidiary Guarantors under the debt securities, the Indentures or the guarantees; or



         o any claim based on, in respect of, or by reason of, such obligations or their creation.



         By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

Subordination


         Debt securities of a series may be subordinated to our "Senior Indebtedness," which we define generally to include all notes or other evidences of indebtedness for money, including guarantees, borrowed by us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors, that are not expressly subordinate or junior in right of payment to any of our or any Subsidiary Guarantor's other indebtedness. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any Subsidiary Guarantor that is designated as "Senior Indebtedness" with respect to the series.



         The holders of Senior Indebtedness of ours or, if applicable, a Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:



         o upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors' assets, to creditors;



         o upon a total or partial liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors; or



         o in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors.



         Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.



         If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:



         o make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;



         o make any deposit for the purpose of defeasance of the subordinated debt securities; or



         o repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, in either case,



         o the default has been cured or waived and the declaration of acceleration has been rescinded;



         o        the Senior Indebtedness has been paid in full in cash; or



         o we and the Trustee receive written notice approving the payment from the representatives of each issue of "Designated Senior Indebtedness."



Generally, "Designated Senior Indebtedness" will include:



         o indebtedness for borrowed money under a bank credit agreement, called "Bank Indebtedness";

         o any specified issue of Senior Indebtedness of at least $100 million; and



         o any other indebtedness for borrowed money that we may designate.



         During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the "Payment Blockage Period." A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a "Blockage Notice," from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.



         The Payment Blockage Period may be terminated before its expiration:



         o by written notice from the person or persons who gave the Blockage Notice;



         o by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or



         o if the default giving rise to the Payment Blockage Period is no longer continuing.



Unless the holders of Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.



         Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by holders of Designated Senior Indebtedness, other than Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within the period. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.


         After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.


         As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.


BOOK ENTRY, DELIVERY AND FORM


         We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or "DTC," will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.



         DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.



         DTC advises us that it is:



         o a limited-purpose trust company organized under the New York Banking Law;

         o a "banking organization" within the meaning of the New York Banking Law;



         o        a member of the United States Federal Reserve System;



         o a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and



         o a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.



DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the Securities and Exchange Commission.



         DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.






         We will wire principal, premium, if any, and interest payments due on the global securities to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.



         It is DTC's current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.



         Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee or us.



         Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:


         o DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

         o we determine not to require all of the debt securities of a series to be represented by a global security and notify the Trustee of our decision.

THE TRUSTEE


         We may appoint a separate trustee for any series of debt securities. We use the term "Trustee" to refer to the trustee appointed with respect to any such series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities.


GOVERNING LAW


         The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                               CASH DISTRIBUTIONS

GENERAL

         We hold all of our assets and conduct all of our operations through our subsidiaries. Our subsidiaries will generate all of our Cash from Operations. The distribution of that cash from our subsidiaries to us is expected to be our principal source of Available Cash, as described below, from which we will make distributions. Available Cash means generally, with respect to any calendar quarter, the sum of all of our cash receipts plus net reductions to cash reserves less the sum of all of our cash disbursements and net additions to cash reserves. Cash from Operations, which is determined on a cumulative basis, generally means all cash generated by our operations, after deducting related cash expenditures, reserves and other items specified in our partnership agreement. It also includes the $20 million cash balance we had on the date of our initial public offering in 1990. The full definitions of Available Cash and Cash from Operations are set forth in "--Defined Terms."

         Our subsidiary partnerships must, under their partnership agreements, distribute 100% of their available cash. Available cash is defined in the subsidiary partnership agreements in substantially the same manner as it is in our partnership agreement. Our limited liability company subsidiaries have adopted a dividend policy under which all available cash is to be distributed. Accordingly, the following paragraphs describing distributions to unitholders and the general partner, and the percentage interests in our distributions, are stated on the basis of cash available for distribution by us and our subsidiaries on a combined basis.

         We will make distributions to unitholders and the general partner with respect to each calendar quarter in an amount equal to 100% of our Available Cash for the quarter, except in connection with our dissolution and liquidation. Distributions of our Available Cash will be made 98% to unitholders and 2% to the general partner, subject to the payment of incentive distributions to the general partner, if specified target levels of cash distributions to the unitholders are achieved. The general partner's incentive distributions are described below under "--Quarterly Distributions of Available Cash--Distributions of Cash from Operations."

         The following table sets forth the amount of distributions of Available Cash constituting Cash from Operations effected with respect to the units for the quarters in the periods shown.

                                                                AMOUNT
        RECORD DATE                PAYMENT DATE                PER UNIT
        -----------                ------------                --------
October 30, 1998             November 6, 1998                $  0.450

January 29, 1999             February 5, 1999                   0.450

April 30, 1999               May 7, 1999                        0.450

July 30, 1999                August 6, 1999                     0.475

October 29, 1999             November 5, 1999                   0.475

January 31, 2000             February 4, 2000                   0.475

April 28, 2000               May 5, 2000                        0.500

July 31, 2000                August 4, 2000                     0.500

October 31, 2000             November 3, 2000                   0.525

January 31, 2001             February 2, 2001                   0.525

April 30, 2001               May 4, 2001                        0.525

July 31, 2001                August 6, 2001                     0.525

October 31, 2001             November 5, 2001                   0.575

         Cash distributions are characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. This distinction is important because it affects the amount of cash that is distributed to the unitholders relative to the general partner. See "--Quarterly Distributions of Available Cash--Distributions of Cash from Operations" and "--Quarterly Distributions of Available Cash--Distributions of Cash from Interim Capital Transactions" below. We will ordinarily generate Cash from Interim Capital Transactions from:

         o borrowings and sales of debt securities other than for working capital purposes;

         o        sales of equity interests; and

         o        sales or other dispositions of our assets.

         All Available Cash that we distribute on any date from any source will be treated as if it were a distribution of Cash from Operations until the sum of all Available Cash distributed as Cash from Operations to the unitholders and to the general partner equals the aggregate amount of all Cash from Operations that we generated since we commenced operations through the end of the prior calendar quarter.

         Any remaining Available Cash distributed on that date will be treated as if it were a distribution of Cash from Interim Capital Transactions, except as otherwise set forth below under the caption "--Quarterly Distributions of Available Cash--Distributions of Cash from Interim Capital Transactions."

         A more complete description of how we will distribute cash before we commence to dissolve or liquidate is set forth below under "--Quarterly Distributions of Available Cash." Distributions of cash in connection with our dissolution and liquidation will be made as described below under "--Distributions of Cash Upon Liquidation."

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

         Distributions of Cash from Operations

         Our distributions of Available Cash that constitutes Cash from Operations in respect of any calendar quarter will be made in the following priorities:

                  first, 98% to all unitholders pro rata and 2% to the general partner until all unitholders have received distributions of $0.275 per unit for such calendar quarter (the "First Target Distribution");

                  second, 85% to all unitholders pro rata and 15% to the general partner until all unitholders have received distributions of $0.325 per unit for such calendar quarter (the "Second Target Distribution");

                  third, 75% to all unitholders pro rata and 25% to the general partner until all unitholders have received distributions of $0.450 per unit for such calendar quarter (the "Third Target Distribution" and, together with the First Target Distribution and Second Target Distribution, the "Target Distributions"); and

                  thereafter, 50% to all unitholders pro rata and 50% to the general partner.

         The following table illustrates the percentage allocation of distributions of Available Cash that constitute Cash from Operations among the unitholders and the general partner up to the various target distribution levels.

                                 MARGINAL PERCENTAGE INTEREST IN DISTRIBUTIONS
                               ---------------------------------------------------
                                                                    GENERAL
     QUARTERLY AMOUNT:                 UNITHOLDERS                  PARTNER
---------------------------    ---------------------------    --------------------
       up to $0.275                       98%                          2%
     $0.276 to $0.325                     85%                         15%
     $0.326 to $0.450                     75%                         25%
        Thereafter                        50%                         50%

         The Target Distributions are each subject to adjustment as described below under "--Adjustment of the Target Distributions."

         Distributions of Cash from Interim Capital Transactions

         Distributions of Available Cash that constitutes Cash from Interim Capital Transactions will be distributed 99% to all unitholders pro rata and 1% to the general partner until a hypothetical holder of a unit acquired in our initial public offering has received, with respect to that unit, distributions of Available Cash constituting Cash from Interim Capital Transactions in an amount per unit equal to $20.00. Thereafter, all Available Cash will be distributed as if it were Cash from Operations. We have not distributed any Available Cash that constitutes Cash from Interim Capital Transactions.

ADJUSTMENT OF THE TARGET DISTRIBUTIONS

         The Target Distributions will be proportionately adjusted in the event of any combination or subdivision of units. In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Target Distributions will also be adjusted proportionately downward to equal the product resulting from multiplying each of them by a fraction, of which the numerator shall be the Unrecovered Capital immediately after giving effect to such distribution and the denominator shall be the Unrecovered Capital immediately before such distribution. For these purposes, "Unrecovered Capital" means, at any time, an amount equal to the excess of (1) $10.00 over (2) the sum of all distributions theretofore made in respect of a hypothetical unit offered in our initial public offering out of Available Cash constituting Cash from Interim Capital Transactions and all distributions in connection with our liquidation.

         The Target Distributions also may be adjusted if legislation is enacted that causes us to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes. In that event, the Target Distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the Target Distributions multiplied by 1 minus the sum of:

         o        the maximum marginal federal corporate income tax rate, plus

         o any increase that results from such legislation in the effective overall state and local income tax rate applicable to us for the taxable year in which such quarter occurs after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

         We will dissolve on December 31, 2084, unless we are dissolved at an earlier date pursuant to the terms of our partnership agreement. The proceeds of our liquidation shall be applied first in accordance with the provisions of our partnership agreement and applicable law to pay our creditors in the order of priority provided by law. Thereafter, any remaining proceeds will be distributed to unitholders and the general partner as set forth below. Upon our liquidation, unitholders are entitled to share with the general partner in the remainder of our assets. Their sharing will be in proportion to their capital account balances, after giving effect to the following allocations of any gain or loss realized from sales or other dispositions of assets following commencement of our liquidation. Gain or loss will include any unrealized gain or loss attributable to assets distributed in kind. Any such gain will be allocated as follows:

                  first, to each partner having a deficit balance in his capital account in the proportion that the deficit balance bears to the total deficit balances in the capital accounts of all partners until each partner has been allocated gain equal to that deficit balance;

                  second, 100% to the partners in accordance with their percentage interests until the capital account in respect of each unit then outstanding is equal to the Unrecovered Capital attributable to that unit.

                  third, 100% to the partners in accordance with their percentage interests until the per-unit capital account in respect of each unit is equal to the sum of

                  o the Unrecovered Capital attributable to that unit, plus

                  o any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of that unit for any quarter after December 31, 1994;

                  fourth, 85% to all unitholders pro rata and 15% to the general partner until the capital account of each outstanding unit is equal to the sum of

                  o the Unrecovered Capital with respect to that unit, plus

                  o any cumulative arrearages in the payment of the Minimum Quarterly Distribution in respect of that unit for any quarter after December 31, 1994, plus

                  o        the excess of:

                           (a) the First Target Distribution over the Minimum Quarterly Distribution for each quarter of our existence, less

                           (b) the amount of any distributions of Cash from Operations in excess of the Minimum Quarterly Distribution which were distributed 85% to the unitholders pro rata and 15% to the general partner for each quarter of our existence ((a) less (b) being the "Target Amount");

                  fifth, 75% to all unitholders pro rata and 25% to the general partner, until the capital account of each outstanding unit is equal to the sum of

                  o the Unrecovered Capital with respect to that unit, plus

                  o        the Target Amount, plus

                  o        the excess of:

                           (a) the Second Target Distribution over the First Target Distribution for each quarter of our existence, less

                           (b) the amount of any distributions of Cash from Operations in excess of the First Target Distribution which were distributed 75% to the unitholders pro rata and 25% to the general partner for each quarter of our existence ((a) less (b) being the "Second Target Amount");

                  thereafter, any then-remaining gain would be allocated 50% to all unitholders pro rata and 50% to the general partner.

         For these purposes, "Unrecovered Capital" means, at any time with respect to any units,

         o        $10, less

         o        the sum of:

                  (a) any distributions of Available Cash constituting Cash from Interim Capital Transactions, and

                  (b) any distributions of cash and the fair value of any assets distributed in kind in connection with our dissolution and liquidation theretofore made in respect of a unit that was sold in the initial offering of the units.

         Any loss realized from sales or other dispositions of assets following commencement of our dissolution and liquidation, including any unrealized gain or loss attributable to assets distributed in kind, will be allocated to the general partner and the unitholders: first, in proportion to the positive balances in the partners' capital accounts until all balances are reduced to zero; and second, to the general partner.

DEFINED TERMS

         "Available Cash" means, with respect to any calendar quarter, the sum of:

         o all our cash receipts during that quarter from all sources, including distributions of cash received from subsidiaries, plus

         o        any reduction in reserves established in prior quarters,

         o        less the sum of:

                  o all our cash disbursements during that quarter, including, disbursements for taxes on us as an entity, debt service and capital expenditures,

                  o any reserves established in that quarter in such amounts as the general partner shall determine to be necessary or appropriate in its reasonable discretion

                           o to provide for the proper conduct of our business, including reserves for future rate refunds or capital expenditures, or

                           o to provide funds for distributions with respect to any of the next four calendar quarters, and

                  o any other reserves established in that quarter in such amounts as the general partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we are a party or by which we are bound or our assets are subject.

         Taxes that we pay on behalf of, or amounts withheld with respect to, less than all of the unitholders shall not be considered cash disbursements by us that reduce "Available Cash" but will be deemed a distribution of Available Cash to those partners. Alternatively, in the discretion of our general partner, those taxes that pertain to all partners may be considered to be cash disbursements which reduce Available Cash and which will not be deemed to be a distribution of Available Cash to the partners. Notwithstanding the foregoing, "Available Cash" will not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of our dissolution and liquidation.

         "Cash from Interim Capital Transactions" means all cash distributed other than Cash from Operations.

         "Cash from Operations" means, at any date but before the commencement of our dissolution and liquidation, on a cumulative basis,

         o        $20 million plus

         o all our cash receipts during the period since the commencement of our operations through that date, excluding any cash proceeds from any Interim Capital Transactions or Termination Capital Transactions,

         less the sum of:

         (a) all our cash operating expenditures during that period including, without limitation, taxes imposed on us as an entity,

         (b) all our cash debt service payments during that period other than:

                  o payments or prepayments of principal and premium required by reason of loan agreements or by lenders in connection with sales or other dispositions of assets all cash distributed other than Cash from Operations, and

                  o payments or prepayments of principal and premium made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment or principal, whether or not then due, shall be determined at the election and in the discretion of the general partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by us simultaneously with or within 180 days before or after that payment or prepayment to the extent of the principal amount of such indebtedness so incurred,

         (c) all our cash capital expenditures during that period other than:

                  o cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity of our assets, taken as a whole, from the throughput or deliverable capacity or terminaling capacity existing immediately before those capital expenditures and

                  o cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions,

         (d) an amount equal to the incremental revenues collected pursuant to a rate increase that are subject to possible refund,

         (e) any reserves outstanding as of that date that the general partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in (a) through (c) above, and

         (f) any reserves that the general partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four calendar quarters, all as determined on a consolidated basis and after elimination of intercompany items and the general partner's interest in our subsidiaries.

         "Interim Capital Transactions" means our

         o borrowings and sales of debt securities other than for working capital purposes and other than for items purchased on open account in the ordinary course of business,

         o        sales of partnership interests, and

         o sales or other voluntary or involuntary dispositions of any assets other than:

                  o sales or other dispositions of inventory in the ordinary course of business,

                  o sales or other dispositions of other current assets including receivables and accounts or

                  o sales or other dispositions of assets as a part of normal retirements or replacements,

         in each case before the commencement of our dissolution and liquidation.

                               TAX CONSIDERATIONS

         This section is a summary of all the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., special counsel to the general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to TEPPCO Partners, L.P. and our operating partnerships.

         No attempt has been made in the following discussion to comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we recommend that each prospective unitholder consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of limited partnership units.

         All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of counsel and are based on the accuracy of the representations made by us.

         No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made here may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the limited partnership units and the prices at which limited partnership units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

         For the reasons described below, counsel has not rendered an opinion with respect to the following specific federal income tax issues:

         (1) the treatment of a unitholder whose limited partnership units are loaned to a short seller to cover a short sale of limited partnership units (please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales");

         (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "-- Disposition of Limited Partnership Units -- Allocations Between Transferors and Transferees"); and

         (3) whether our method for depreciating Section 743 adjustments is sustainable (please read "-- Tax Consequences of Unit Ownership -- Section 754 Election").

PARTNERSHIP STATUS

         A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner generally are not taxable unless the amount of cash distributed is in excess of the partner's adjusted basis in his partnership interest.

         No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of our operating subsidiaries as partnerships for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of counsel that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and our operating subsidiaries have been and will be classified as partnerships for federal income tax purposes.

         Treasury Regulations pertaining to the classification of entities such as us as partnerships or corporations for federal income tax purposes were significantly revised effective January 1, 1997. Pursuant to these revised Treasury Regulations, known as the "check-the-box" regulations, entities organized as limited partnerships under domestic partnership statutes are treated as partnerships for federal income tax purposes unless they elect to be treated as corporations. Domestic limited partnerships in existence prior to 1997 and classified as partnerships as of December 31, 1996, under the prior Treasury Regulations would continue to be classified as partnerships after 1996 unless they formally elected another form of classification under the check the box regulations. Neither we nor our operating partnerships have filed an election to be treated as a corporation under the check-the-box regulations, and counsel has rendered its opinion that we and our operating partnerships were treated as partnerships on December 31, 1996, under the prior Treasury Regulations and continue to be so treated.

         Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "qualifying income exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation and marketing of any mineral or natural resource. Other types of qualifying income include interest other than from a financial business, dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, counsel is of the opinion that at least 90% of our current gross income constitutes qualifying income.

         In rendering its opinion that we and our operating partnerships were treated as partnerships for federal income tax purposes as of December 31, 1996, our tax counsel has relied on the following factual representations that the general partner made about us and our operating partnerships with respect to periods prior to 1997:

         o As to us and each of our operating partnerships, the general partner at all times while acting as general partner had a net worth of at least $5.0 million computed by excluding any net worth attributable to its interest in, and accounts and notes receivable from, or payable to, us or any limited partnership in which it is a general partner.

         o Each such partnership operated and will continue to operate in accordance with applicable state partnership statutes, the partnership agreements and the statements and representations made in this prospectus.

         o Except as otherwise required by Section 704(c) of the Internal Revenue Code, the general partner of each partnership had at least a 1% interest in each material item of income, gain, loss, deduction and credit of its respective partnership.

         o For each taxable year, more than 90% our gross income was from sources that, in our counsel's opinion, generated "qualifying income" within the meaning of Section 7704 of the Internal Revenue Code.

         o Our general partner and the general partner of each of our operating partnerships acted independently of the limited partners of such partnerships.

         In rendering its opinion that we and our operating partnerships have been and will continue to be treated as partnerships for federal income tax purposes after 1996, our tax counsel has relied on the following factual representations that the general partner made about us and our operating partnerships with respect to periods after 1996:

         o Neither we nor our operating subsidiaries will elect to be treated as a corporation; and

         o For each taxable year, more than 90% of our gross income will be income that, in our counsel's opinion, is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

         If we fail to meet the qualifying income exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the qualifying income exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

         If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the qualifying income exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his limited partnership units, or taxable capital gain, after the unitholder's tax basis in his limited partnership units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

         The discussion below is based on the conclusion that we will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

         Unitholders who have become limited partners of TEPPCO Partners will be treated as partners of TEPPCO Partners for federal income tax purposes. Also:

         o assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

         o unitholders whose limited partnership units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their limited partnership units, will be treated as partners of TEPPCO Partners for federal income tax purposes. As there is no direct authority addressing assignees of limited partnership units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, counsel's opinion does not extend to these persons. Furthermore, a purchaser or other transferee of limited partnership units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of limited partnership units unless the limited partnership units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those limited partnership units.

         A beneficial owner of limited partnership units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "-- Tax Consequences of Unit Ownership -- Treatment of Short Sales."


         Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. We urge holders to consult their own tax advisors with respect to their status as partners in TEPPCO Partners for federal income tax purposes.


TAX CONSEQUENCES OF UNIT OWNERSHIP

         Flow-through of Taxable Income. We do not pay any federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year.

         Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his limited partnership units immediately before the distribution. Our cash distributions in excess of a unitholder's tax basis generally will be considered to be gain from the sale or exchange of the limited partnership units, taxable in accordance with the rules described under "-- Disposition of Limited Partnership Units" below. To the extent our distributions cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "-- Limitations on Deductibility of Losses."

         Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional limited partnership units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his limited partnership units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in the Internal Revenue Code, and collectively, "Section 751 assets." To that extent, he will be treated as having been distributed his proportionate share of the Section 751 assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over
(2) the unitholder's tax basis for the share of Section 751 assets deemed relinquished in the exchange.

         Basis of Limited Partnership Units. A unitholder's initial tax basis for his limited partnership units will be the amount he paid for the limited partnership units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder's share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A limited partner will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "-- Disposition of Limited Partnership Units -- Recognition of Gain or Loss."

         Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

         In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

         The passive loss limitations generally provide that individuals, estates, trusts and some closely held corporations and personal service corporations can deduct losses from passive activities, which are generally activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

         A unitholder's share of our net income may be offset by any suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

         Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income for purposes of the limitations on the deductibility of investment interest. In addition, the unitholder's share of our portfolio income will be treated as investment income. Investment interest expense includes:

         o interest on indebtedness properly allocable to property held for investment;

         o        our interest expense attributed to portfolio income; and

         o the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

         The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

         Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

         Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

         Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

         Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by our partners, referred to in this discussion as "contributed property." The effect of these allocations to a unitholder purchasing limited partnership units in any offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

         An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of contributed property, and "tax" capital account, credited with the tax basis of contributed property, referred to in this discussion as the "book-tax disparity," generally will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

         Under our method of making Section 704(c) allocations, unitholders cannot be allocated more depreciation, gain or loss than the total amount of any such item recognized by us in a particular taxable period (the "ceiling limitation"). To the extent the ceiling limitation is or becomes applicable, our partnership agreement will require that items of income and deduction be allocated in a way designed to effectively "cure" this problem and eliminate the impact of the ceiling limitation. Treasury Regulations under Section 704(c) of the Internal Revenue Code permit a partnership to make reasonable curative allocations to reduce or eliminate disparities between the tax basis and value attributable to property contributed to us.

         Counsel is of the opinion that, with the exception of the issues described in "-- Tax Consequences of Unit Ownership -- Section 754 Election" and "-- Disposition of Limited Partnership Units -- Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction.

         Treatment of Short Sales. A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

         o any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

         o any cash distributions received by the unitholder as to those units would be fully taxable; and

         o        all of these distributions would appear to be ordinary income.

         Counsel has not rendered an opinion regarding the treatment of a unitholder where limited partnership units are loaned to a short seller to cover a short sale of limited partnership units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "-- Disposition of Limited Partnership Units -- Recognition of Gain or Loss."

         Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders should consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

         Tax Rates. In general the highest effective United States federal income tax rate for individuals for 2001 is 38.6% and the maximum United States federal income tax rate for net capital gains of an individual for 2001 is 20% if the asset disposed of was held for more than one year at the time of disposition.

         Section 754 Election. We and our operating partnerships have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a limited partnership unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases limited partnership units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other partners. For purposes of this discussion, a partner's inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.


         Treasury Regulations under Sections 743 and 197 of the Internal Revenue Code generally require, unless the remedial allocation method is adopted, the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-purchased recovery property placed in service when the unit transfer occurs. The remedial allocation method can be adopted only with respect to property contributed to a partnership on or after December 21, 1993, and a significant part of our assets were acquired by contribution to us before that date. Under Treasury Regulation
Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost-recovery deductions under Section 168 generally is required to be depreciated using either the straight-line method or the 150 percent declining-balance method. We utilize the 150 percent declining method on such property. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in such properties. This difference could adversely affect the continued uniformity of the tax characteristics of our units. To avoid such a lack of uniformity, the general partner has adopted an accounting convention under Section 743(b) to preserve the uniformity of units despite its inconsistency with these Treasury Regulations. Please read "--Tax Treatment of Operations--Uniformity of Units."


         Although counsel is unable to opine as to the validity of such an approach because there is no clear authority on this issue, we depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed recovery property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, despite its inconsistency with the Treasury Regulations described above. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a
Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "-- Tax Treatment of Operations -- Uniformity of Units."

         A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

         The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

TREATMENT OF OPERATIONS

         Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "-- Disposition of Limited Partnership Units -- Allocations Between Transferors and Transferees."

         Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering of units will be borne by the general partner, its affiliates and our other unitholders as of that time. Please read "-- Allocation of Income, Gain, Loss and Deduction."

         To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

         If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all, of those deductions as ordinary income upon a sale of his interest in us. Please read "-- Tax Consequences of Unit Ownership -- Allocation of Income, Gain, Loss and Deduction" and "-- Disposition of Limited Partnership Units -- Recognition of Gain or Loss."

         The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as a syndication cost.

         Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

DISPOSITION OF LIMITED PARTNERSHIP UNITS

         Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

         Prior distributions from us in excess of cumulative net taxable income for a limited partnership unit that decreased a unitholder's tax basis in that limited partnership unit will, in effect, become taxable income if the limited partnership unit is sold at a price greater than the unitholder's tax basis in that limited partnership unit, even if the price received is less than his original cost.

         Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

         The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury regulations allow a selling unitholder who can identify limited partnership units transferred with an ascertainable holding period to elect to use the actual holding period of the limited partnership units transferred. Thus, according to the ruling, a limited partnership unitholder will be unable to select high or low basis limited partnership units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific limited partnership units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of limited partnership units transferred must consistently use that identification method for all subsequent sales or exchanges of limited partnership units. A unitholder considering the purchase of additional units or a sale of limited partnership units purchased in separate transactions should consult his tax advisor as to the possible consequences of this ruling and application of the final regulations.

         Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

         o        a short sale;

         o        an offsetting notional principal contract; or

         o a futures or forward contract with respect to the partnership interest or substantially identical property.

         Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

         Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

         The use of this method may not be permitted under existing Treasury Regulations. Accordingly, counsel is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders to conform to a method permitted under future Treasury Regulations.

         A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

         Notification Requirements. A unitholder who purchases units from another unitholder is required to notify us in writing of that sale or exchange within 30 days after the sale or exchange. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

         Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

UNIFORMITY OF UNITS

         Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from the application of Treasury Regulations under Sections 167, 197 and 743 to our

Section 743(b) adjustments or the determination that our Section 704(c) curative allocations to prevent the application of "ceiling" limitations on our ability to make allocations to eliminate book-tax disparities are unreasonable.

         We depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed recovery property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, despite its inconsistency with Treasury Regulations. To the extent a Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations. Please read "--Tax Consequences of Unit Ownership - Section 754 Election." If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "-- Disposition of Limited Partnership Units -- Recognition of Gain or Loss."

         In the event our method of making Section 704(c) allocations is disallowed, some or all of the adverse consequences described in the preceding paragraph could result. See "-- Allocation of Partnership Income, Gain, Loss and Deduction."

TAX-EXEMPT ORGANIZATIONS AND OTHER INVESTORS

         Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

         Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

         A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will include that type of income.

         Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. And, under rules applicable to publicly traded partnerships, we will withhold tax at the highest effective federal income tax rate applicable to individuals from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 or applicable substitute form in order to obtain credit for these withholding taxes.

         In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

         Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

ADMINISTRATIVE MATTERS

         Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 75 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

         The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

         Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names the general partner as our Tax Matters Partner.

         The Tax Matters Partner is entitled to make elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

         A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

         Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

         (a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

         (b) whether the beneficial owner is

                  (1) a person that is not a United States person,

                  (2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

                  (3) a tax-exempt entity;

         (c) the amount and description of units held, acquired or transferred for the beneficial owner; and

         (d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

         Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

         Registration as a Tax Shelter. The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Internal Revenue Code are extremely broad. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, the general partner, as our principal organizer, has registered us as a tax shelter with the Secretary of Treasury because of the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken.

         The IRS has issued to us the following tax-shelter registration number:
90036000017. A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the registration number to the transferee is $100 for each failure. In addition, the unitholders must disclose our tax shelter registration number on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is included. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

ISSUANCE OF THIS REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN US OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS.

         Accuracy-related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

         A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

         (1) for which there is, or was, "substantial authority," or

         (2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

         More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

         A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS


         In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You will be required to file state income tax returns and to pay state income taxes in some or all of the states in which we do business or own property and may be subject to penalties for failure to comply with those requirements. We currently do business or own property in Alabama, Arkansas, Colorado, Illinois, Indiana, Kansas, Kentucky, Louisiana, Missouri, Montana, Nebraska, New Mexico, New York, North Dakota, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Dakota, Texas, Utah and Wyoming. With the exceptions of South Dakota, Texas and Wyoming, you will likely be required to file state income tax returns in all of these jurisdictions. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "-- Tax Consequences of Unit Ownership -- Entity-Level Collections." We may also own property or do business in other states in the future.



         It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him. Counsel has not rendered an opinion on the state or local tax consequences of an investment in us.


TAX CONSEQUENCES OF OWNERSHIP OF DEBT SECURITIES

         A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

                   INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

         An investment in us by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Internal Revenue Code. As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to (a) whether such investment is prudent under
Section 404(a)(1)(B) of ERISA; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA; and (c) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. Please read "Tax Considerations--Tax-Exempt Organizations and Other Investors." The person with investment discretion with respect to the assets of an employee benefit plan (a "fiduciary") should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for such plan.

         Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

         In addition to considering whether the purchase of limited partnership units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that the General Partner also would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

         The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Pursuant to these regulations, an entity's assets would not be considered to be "plan assets" if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities--i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an "Operating Partnership"-- i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by the General Partner, its affiliates, and certain other persons) is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA (such as governmental plans). Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c).

         Plan fiduciaries contemplating a purchase of limited partnership units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

                              PLAN OF DISTRIBUTION

         We may sell the securities being offered hereby:

         o        directly to purchasers,

         o        through agents,

         o        through underwriters, and

         o        through dealers.

         We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended. We will name the agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, as amended. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

         If any underwriters are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement with those underwriters at the time of sale to them. The names of these underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by us against specific liabilities, including liabilities under the Securities Act. The underwriters may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

         If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Dealers may be entitled to indemnification by us against specific liabilities, including liabilities under the Securities Act. The dealers may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

         The place and time of delivery for the securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement.

                                      LEGAL

         Certain legal matters in connection with the securities will be passed upon by Vinson & Elkins L.L.P., Houston, Texas, as our counsel. Any underwriter will be advised about other issues relating to any offering by their own legal counsel.

                                     EXPERTS

         The consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, incorporated by reference herein (included in TEPPCO Partners, L.P.'s Annual Report on Form 10-K for the year ended December 31, 2000 and as amended and included in TEPPCO Partners, L.P.'s Current Report on Form 8-K filed on July 27, 2001), the consolidated financial statements of TE Products Pipeline Company, Limited Partnership and subsidiaries as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, and the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiary as of December 31, 2000, incorporated by reference herein (included in TEPPCO Partners L.P.'s Current Report on Form 8-K filed on November 30, 2001), have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The combined financial statements of ARCO Pipe Line Company's APL Business (as defined in the Amended and Restated Purchase Agreement with Texas Eastern Products Pipeline Company, LLC) at December 31, 1999 and 1998 and for the years then ended incorporated in this prospectus by reference to the audited historical financial statements included on pages 4 through 17 of TEPPCO Partners, L.P's Report 8-K/A filed October 3, 2000, the financial statements of Seaway Crude Pipeline Company at December 31, 1999 and 1998 and for the years then ended incorporated in this prospectus by reference to the audited historical financial statements included on pages 18 through 29 of TEPPCO Partners, L.P's Report 8-K/A filed October 3, 2000 and the financial statements of Jonah Gas Gathering Company as of December 31, 2000 and for the periods June 1, 2000 to December 31, 2000 and January 1, 2000 to May 31, 2000 (Predecessor) incorporated in this prospectus by reference to the audited historical financial statements included in pages 5 through 14 of TEPPCO Partners, L.P.'s Current Report 8-K/A filed November 9, 2001 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:


Securities and Exchange Commission registration fee...........................     $    8,131
Printing and engraving costs..................................................         40,000
Legal fees and expenses.......................................................        100,000
Accounting fees and expenses..................................................         50,000
Miscellaneous.................................................................         10,000

                                                                                   ----------
Total.........................................................................     $  208,131
                                                                                   ==========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Subject to any terms, conditions or restrictions set forth in the partnership agreements, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless a partner or other persons from and against all claims and demands whatsoever. The partnership agreements of TEPPCO Partners, L.P. (the "Partnership") and the co-registrants (other than Jonah Gas Gathering Company ("Jonah")) provide that they will, to the fullest extent permitted by law, indemnify and advance expenses to their general partner, any Departing Partner (as defined therein), any person who is or was an affiliate of their general partner or any Departing Partner, any person who is or was an officer, director, employee, partner, agent or trustee of their general partner or any Departing Partner or any affiliate of their general partner or any Departing Partner, or any person who is or was serving at the request of their general partner or any affiliate of their general partner or any Departing Partner or any affiliate of any Departing Partner as an officer, director, employee, partner, agent or trustee of another person ("Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as their general partner, Departing Partner or an affiliate of either, an officer, director, employee, partner, agent or trustee of their general partner, any Departing Partner or affiliate of either or a person serving at the request of their partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of their partnership. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of their partnership.



         The partnership agreement of Jonah provides that the partnership shall indemnify its managing general partner and each of its other partners, and their respective directors, officers, agents and employees ("Jonah Indemnitees"), for all costs, losses, liabilities, and damages paid or accrued by such parties in connection with the business of the partnership except insofar as such items are the result of the Jonah Indemnitee's gross negligence, bad faith or ultra vires acts.



         The Partnership is authorized to purchase (or to reimburse its general partner for the costs of) insurance against liabilities asserted against and expenses incurred by the persons described in the first paragraph above in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such person against such liabilities under the provisions described in the first paragraph above. The general partner of the Partnership has purchased insurance, the cost of which is reimbursed by the Partnership, covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries including TEPPCO GP, Inc., the general partner of the subsidiary guarantors (other than Jonah) and the managing general partner of Jonah.



         Any underwriting agreement entered into in connection with the sale of the securities offered pursuant to this registration statement will provide for indemnification of officers and directors of the general partner, including liabilities under the Securities Act.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


         (a) Exhibits*


                         *1.1   --  Form of Underwriting Agreement.
                          4.1   --  Third Amended and Restated Agreement of Limited Partnership of TEPPCO
                                    Partners, L.P., dated September 21, 2001 (Incorporated by reference to Exhibit
                                    3.7 of TEPPCO Partners L.P.'s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001).
                        **4.2   --  Form of Senior Indenture.
                        **4.3   --  Form of Subordinated Indenture.
                          5.1   --  Opinion of Vinson & Elkins L.L.P.
                          8.1   --  Opinion of Vinson & Elkins L.L.P. regarding tax matters.
                         12.1   --  Statement of Computation of Ratio of Earnings to Fixed Charges (Incorporated
                                    by reference to Exhibit 12.1 of TEPPCO
                                    Partners L.P.'s Quarterly Report on Form
                                    10-Q for the fiscal quarter ended September
                                    30, 2001).
                         23.1   --  Consent of KPMG LLP.
                         23.2   --  Consent of PricewaterhouseCoopers LLP (Houston).
                         23.3   --  Consent of PricewaterhouseCoopers LLP (Denver).
                         23.4   --  Consent of Counsel (the consent of Vinson
                                    & Elkins L.L.P. to the use of their opinion
                                    filed as Exhibit 5.1 to the Registration
                                    Statement and the reference to their firm in
                                    this Registration Statement is contained in
                                    such opinion)
                         23.5   --  Consent of Counsel (the consent of Vinson
                                    & Elkins L.L.P. to the use of their opinion
                                    filed as Exhibit 8.1 to the Registration
                                    Statement and the reference to their firm in
                                    this Registration Statement is contained in
                                    such opinion).
                       **24.1   --  Powers of Attorney.
                       **25.1   --  Form T-1 Statement of Eligibility and Qualification.


----------
* To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.


**       Previously filed.


         (b)      Financial Statement Schedules

                  Not applicable.

ITEM 17. UNDERTAKINGS

I.       The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

                  provided, however, that paragraphs i and ii above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

III. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE



         Pursuant to the requirements of the Securities Act of 1933, each of the Registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 17th day of January, 2002.



                                 TEPPCO PARTNERS, L.P.

                                 By:  TEXAS EASTERN PRODUCTS PIPELINE
                                          COMPANY, LLC, as General Partner


                                 By:    /s/ CHARLES H. LEONARD
                                        ---------------------------------------
                                        Charles H. Leonard,
                                        Senior Vice President, Chief Financial
                                        Officer and Treasurer

                               GUARANTOR REGISTRANTS
                                    (majority owned
                                    subsidiaries of the
                                    above Registrant):

                               TE PRODUCTS PIPELINE COMPANY, LIMITED PARTNERSHIP

                               By:  TEPPCO GP, Inc.
                                      as General Partner

                               By:    /s/ CHARLES H. LEONARD
                                      ---------------------------------------
                                      Charles H. Leonard,
                                      Senior Vice President, Chief Financial
                                      Officer and Treasurer


                               TCTM, L.P.

                               By:  TEPPCO GP, Inc.
                                      as General Partner


                               By:    /s/ CHARLES H. LEONARD
                                      ---------------------------------------
                                      Charles H. Leonard,
                                      Senior Vice President, Chief Financial
                                      Officer and Treasurer

                               TEPPCO MIDSTREAM COMPANIES, L.P.

                               By:  TEPPCO GP, Inc.
                                      as General Partner


                               By:    /s/ CHARLES H. LEONARD
                                      ---------------------------------------
                                      Charles H. Leonard,
                                      Senior Vice President, Chief Financial
                                      Officer and Treasurer

                               JONAH GAS GATHERING COMPANY

                               By:  TEPPCO GP, Inc.
                                      as Managing General Partner


                               By:    /s/ CHARLES H. LEONARD
                                      ---------------------------------------
                                      Charles H. Leonard,
                                      Senior Vice President, Chief Financial
                                      Officer and Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 17th day of January, 2002.



                SIGNATURE                                                   POSITION
                ---------                                                   --------
                    *                      Chairman of the Board and Chief Executive Officer of Texas Eastern
------------------------------------------ Products Pipeline Company, LLC and of TEPPCO GP, Inc.**
           William L. Thacker

                    *                      President and Chief Operating Officer of Texas Eastern Products Pipeline
------------------------------------------ Company, LLC and of TEPPCO GP, Inc.**
             Barry R. Pearl

       /s/ CHARLES H. LEONARD              Senior Vice President, Chief Financial Officer and Treasurer of Texas
------------------------------------------ Eastern Products Pipeline Company, LLC and of TEPPCO GP, Inc.**
           Charles H. Leonard              (Principal Accounting and Financial Officer)

                    *                      Vice Chairman of the Board and Director of Texas Eastern Products
------------------------------------------ Pipeline Company, LLC
               Jim W. Mogg

                    *                      Director of Texas Eastern
------------------------------------------ Products Pipeline Company, LLC
             Milton Carroll

                    *                      Director of Texas Eastern
------------------------------------------ Products Pipeline Company, LLC
              Carl D. Clay

                    *                      Director of Texas Eastern
------------------------------------------ Products Pipeline Company, LLC
              Derrill Cody

                    *                      Director of Texas Eastern
------------------------------------------ Products Pipeline Company, LLC
            John P. DesBarres

                    *                      Director of Texas Eastern
------------------------------------------ Products Pipeline Company, LLC
             Fred J. Fowler

                    *                      Director of Texas Eastern
------------------------------------------ Products Pipeline Company, LLC
              Mark A. Borer

                    *                      Director of Texas Eastern
------------------------------------------ Products Pipeline Company, LLC
          William W. Slaughter


*By:     /s/ CHARLES H. LEONARD
         -----------------------------------
         Charles H. Leonard
         Attorney-in-Fact



**Also a director of TEPPCO GP, Inc., the general partner of each of TE Products Pipeline Company, Limited Partnership, TCTM, L.P. and TEPPCO Midstream Companies, L.P. and the managing general partner of Jonah Gas Gathering Company.

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION
------                            -----------
  *1.1   --  Form of Underwriting Agreement.
   4.1   --  Third Amended and Restated Agreement of Limited Partnership of TEPPCO
             Partners, L.P., dated September 21, 2001 (Incorporated by reference to Exhibit
             3.7 of TEPPCO Partners L.P.'s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001).
 **4.2   --  Form of Senior Indenture.
 **4.3   --  Form of Subordinated Indenture.
   5.1   --  Opinion of Vinson & Elkins L.L.P.
   8.1   --  Opinion of Vinson & Elkins L.L.P. regarding tax matters.
  12.1   --  Statement of Computation of Ratio of Earnings to Fixed Charges (Incorporated
             by reference to Exhibit 12.1 of TEPPCO
             Partners L.P.'s Quarterly Report on Form
             10-Q for the fiscal quarter ended September
             30, 2001).
  23.1   --  Consent of KPMG LLP.
  23.2   --  Consent of PricewaterhouseCoopers LLP (Houston).
  23.3   --  Consent of PricewaterhouseCoopers LLP (Denver).
  23.4   --  Consent of Counsel (the consent of Vinson
             & Elkins L.L.P. to the use of their opinion
             filed as Exhibit 5.1 to the Registration
             Statement and the reference to their firm in
             this Registration Statement is contained in
             such opinion)
  23.5   --  Consent of Counsel (the consent of Vinson
             & Elkins L.L.P. to the use of their opinion
             filed as Exhibit 8.1 to the Registration
             Statement and the reference to their firm in
             this Registration Statement is contained in
             such opinion).
**24.1   --  Powers of Attorney.
**25.1   --  Form T-1 Statement of Eligibility and Qualification.

----------
  * To be filed by amendment or as an exhibit to a current report on Form 8-K of the registrant.

 **      Previously filed.